Exhibit 99

Investor Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike_zimmerman@mgic.com

MGIC Investment Corporation Reports Second Quarter 2017 Results
Q2 Net Income of $118.6 million or $0.31 per Diluted Share
Q2 Adjusted Net Operating Income (Non-GAAP) of $119.3 million or $0.31 per Diluted Share

MILWAUKEE (July 20, 2017) - MGIC Investment Corporation (NYSE: MTG) today reported operating and financial results for the quarter ended June 30, 2017. Net income for the quarter ended June 30, 2017 was $118.6 million, or $0.31 per diluted share. Net income for the quarter ended June 30, 2016 was $109.2 million, or $0.26 per diluted share.

Adjusted net operating income for the quarter ended June 30, 2017 was $119.3 million or $0.31 per diluted share. Adjusted net operating income for the quarter ended June 30, 2016 was $110.0 million or $0.26 per diluted share. We present the non-GAAP financial measure "Adjusted net operating income" to increase the comparability between periods of our financial results. See “Use of Non-GAAP Financial Measures" below.

Patrick Sinks, CEO of MTG and Mortgage Guaranty Insurance Corporation ("MGIC"), said, "I am pleased to report that our insurance in force continued to increase as a result of modestly higher new insurance written compared to the same quarter last year, and the sequential increase in annual persistency. Also, new delinquent notices received, and the estimated claim rates associated with those notices declined compared to the same period last year. Further, we maintained our traditionally low expense ratio.” Sinks also said, “As we previously announced, the majority of our outstanding 2% Convertible Senior Notes due in 2020 were converted to shares of common stock in the second quarter and the remainder were redeemed. In the quarter, we also retired the remaining $145 million of 5% Senior Notes and repaid the $150 million that was drawn on our credit facility. Finally, in the quarter the holding company received a $30 million dividend from MGIC.”

Notable items for the quarter include:

	Q2 2017		Q2 2016		Change
New Insurance Written (billions)	$12.9		$12.6		2.4%
Insurance in force (billions) (1)	$187.3		$177.5		5.5%
Primary Delinquent Inventory (# loans) (1)	41,317		52,558		(21.4)%
Annual Persistency (1)	77.8%		79.6%
Consolidated Risk-to-capital Ratio	11.3:1	(2)	13:2:1	(1)
GAAP Loss Ratio	11.8%		20.1%
GAAP Underwriting Expense Ratio (3)	15.6%		13.9%
Book value per share (4)	$8.08		$7.37		9.6%

1) As of June 30, 2) preliminary as of June 30, 2017, 3) insurance operations, 4) based on shares outstanding

Total revenues for the second quarter of 2017 were $263.3 million, compared to $263.5 million in the second quarter last year. Total revenues in the second quarter of 2017 included $0.04 million of net realized investment losses compared to $0.84 million of net realized investment gains in the second quarter of 2016. Net premiums written for the quarter were $245.8 million, compared to $250.0 million for the same period last year. Net premiums earned were $231.1 million compared to $231.5 million for the same period last year.

New insurance written in the second quarter was $12.9 billion, compared to $12.6 billion in the second quarter of 2016. Persistency, or the percentage of insurance remaining in force from one year prior, was 77.8 percent at June 30, 2017, compared to 76.9 percent at December 31, 2016, and 79.9 percent at June 30, 2016. As of June 30, 2017, MGIC's primary insurance in force was $187.3 billion, compared to $182.0 billion at December 31, 2016, and $177.5 billion at June 30, 2016.

The fair value of MGIC Investment Corporation's investment portfolio, cash and cash equivalents was $4.8 billion at June 30, 2017, compared to $4.8 billion at December 31, 2016, and $4.9 billion at June 30, 2016.

At June 30, 2017, the percentage of loans that were delinquent, excluding bulk loans, was 3.23 percent, compared to 4.05 percent at December 31, 2016, and 4.24 percent at June 30, 2016. Including bulk loans, the percentage of loans that were delinquent at June 30, 2017 was 4.11 percent, compared to 5.04 percent at December 31, 2016, and 5.30 percent at June 30, 2016.

Losses incurred in the second quarter of 2017 were $27.3 million, compared to $46.6 million in the second quarter of 2016. During the second quarter of 2017 there was a $52.0 million reduction in losses incurred due to positive development on our primary loss reserves compared to $55.0 million in the second quarter of 2016. Losses incurred in the quarter associated with current year delinquent notices reflect a lower level of new notices received and a lower claim rate when compared to the same quarter last year.

Net underwriting and other expenses were $41.1 million in the second quarter of 2017, compared to $37.6 million reported for the same period last year.

Conference Call and Webcast Details
MGIC Investment Corporation will hold a conference call today, July 20, 2017, at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The conference call number is 1-844-231-8825. The call is being webcast and can be accessed at the company's website at http://mtg.mgic.com/. A replay of the webcast will be available on the company’s website through August 20, 2017 under “Newsroom.”
About MGIC
MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, serves lenders throughout the United States, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality. At June 30, 2017, MGIC had $187.3 billion of primary insurance in force covering approximately one million mortgages.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information, and a supplement that contains various portfolio statistics are both available on the Company's website at https://mtg.mgic.com/ under “Newsroom.”

From time to time MGIC Investment Corporation releases important information via postings on its corporate website without making any other disclosure and intends to continue to do so in the future. Investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information can be found at https://mtg.mgic.com under “Newsroom.”
Safe Harbor Statement
Forward Looking Statements and Risk Factors:
Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission (“SEC”). These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was issued.

In addition, the current period financial results included in this press release may be affected by additional information that arises prior to the filing of our Form 10-Q for the quarter ended June 30, 2017.

Use of Non-GAAP Financial Measures
We believe that use of the Non-GAAP measures of adjusted pre-tax operating income (loss), adjusted net operating income (loss) and adjusted net operating income (loss) per diluted share facilitate the evaluation of the company's core financial performance thereby providing relevant information to investors. These measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as alternatives to GAAP measures of performance. The measures described below have been established to increase transparency for the purpose of evaluating our fundamental operating trends.

Adjusted pre-tax operating income (loss) is defined as GAAP income (loss) before tax, excluding the effects of net realized investment gains (losses), gain (loss) on debt extinguishment, net impairment losses recognized in income (loss) and infrequent or unusual non-operating items where applicable.

Adjusted net operating income (loss) is defined as GAAP net income (loss) excluding the after-tax effects of net realized investment gains (losses), gain (loss) on debt extinguishment, net impairment losses recognized in income (loss), and infrequent or unusual non-operating items where applicable. The amounts of adjustments to net income (loss) are tax effected using a federal statutory tax rate of 35%.

Adjusted net operating income (loss) per diluted share is calculated in a manner consistent with the accounting standard regarding earnings per share by dividing (i) adjusted net operating income (loss) after making adjustments for interest expense on convertible debt, whenever the impact is dilutive, by (ii) diluted weighted average common shares outstanding, which reflects share dilution from unvested restricted stock units and from convertible debt when dilutive under the "if-converted" method.

Although adjusted pre-tax operating income (loss) and adjusted net operating income (loss) exclude certain items that have occurred in the past and are expected to occur in the future, the excluded items represent items that are: (1) not viewed as part of the operating performance of our primary activities; or (2) impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends, or both. These adjustments, along with the reasons for their treatment, are described below. Other companies may calculate these measures differently. Therefore, their measures may not be comparable to those used by us.

(1)
Net realized investment gains (losses). The recognition of net realized investment gains or losses can vary significantly across periods as the timing of individual securities sales is highly discretionary and is influenced by such factors as market opportunities, our tax and capital profile, and overall market cycles.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized investment gains and losses.

(2)
Gains and losses on debt extinguishment. Gains and losses on debt extinguishment result from discretionary activities that are undertaken to enhance our capital position, improve our debt profile, and/or reduce potential dilution from our outstanding convertible debt.

(3)
Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles, individual issuer performance, and general economic conditions.

(4)
Infrequent or unusual non-operating items. Income tax expense related to our IRS dispute is related to past transactions which are non-recurring in nature and are not part of our primary operating activities.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2017	2016	2017	2016

Net premiums written	$245,834	$250,015	$482,536	$481,296
Revenues
Net premiums earned	$231,136	$231,456	$460,239	$452,797
Net investment income	29,716	27,248	59,193	55,057
Net realized investment (losses) gains	(42)	836	(164)	3,892
Other revenue	2,502	3,994	4,924	10,367
Total revenues	263,312	263,534	524,192	522,113
Losses and expenses
Losses incurred, net	27,339	46,590	54,958	131,602
Underwriting and other expenses, net	41,095	37,593	84,090	79,331
Interest expense	14,197	12,244	30,506	26,945
Loss on debt extinguishment	65	1,868	65	15,308
Total losses and expenses	82,696	98,295	169,619	253,186
Income before tax	180,616	165,239	354,573	268,927
Provision for income taxes	61,994	56,018	146,153	90,515
Net income	$118,622	$109,221	$208,420	$178,412
Net income per diluted share	$0.31	$0.26	$0.55	$0.43

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
EARNINGS PER SHARE (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2017	2016	2017	2016
Net income	$118,622	$109,221	$208,420	$178,412
Interest expense, net of tax:
2% Convertible Senior Notes due 2020	84	1,982	907	3,964
5% Convertible Senior Notes due 2017	427	1,728	1,709	4,406
9% Convertible Junior Subordinated Debentures due 2063	3,757	3,757	7,514	8,379
Diluted net income available to common shareholders	$122,890	$116,688	$218,550	$195,161

Weighted average shares - basic	366,918	340,678	354,035	340,411
Effect of dilutive securities:
Unvested restricted stock units	1,140	1,209	1,314	1,444
2% Convertible Senior Notes due 2020	3,827	71,917	16,771	71,917
5% Convertible Senior Notes due 2017	3,557	13,307	7,154	15,449
9% Convertible Junior Subordinated Debentures due 2063	19,028	19,028	19,028	21,133
Weighted average shares - diluted	394,470	446,139	398,302	450,354
Net income per diluted share	$0.31	$0.26	$0.55	$0.43

NON-GAAP RECONCILIATIONS

Reconciliation of Income before tax / Net income to Adjusted pre-tax operating income / Adjusted net operating income

	Three Months Ended June 30,
	2017			2016
(In thousands, except per share amounts)	Pre-tax	Tax provision (benefit)	Net (after-tax)	Pre-tax	Tax provision (benefit)	Net (after-tax)
Income before tax / Net income	$180,616	$61,994	$118,622	$165,239	$56,018	$109,221
Adjustments:
Additional income tax provision related to IRS litigation	—	(559)	559	—	(152)	152
Net realized investment losses (gains)	42	15	27	(836)	(293)	(543)
Loss on debt extinguishment	65	23	42	1,868	654	1,214
Adjusted pre-tax operating income / Adjusted net operating income	$180,723	$61,473	$119,250	$166,271	$56,227	$110,044

Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share

Weighted average shares - diluted			394,470			446,139

Net income per diluted share			$0.31			$0.26
Additional income tax provision related to IRS litigation			—			—
Net realized investment losses (gains)			—			—
Loss on debt extinguishment			—			—
Adjusted net operating income per diluted share			$0.31			$0.26

Reconciliation of Income before tax / Net income to Adjusted pre-tax operating income / Adjusted net operating income

	Six Months Ended June 30,
	2017			2016
(In thousands, except per share amounts)	Pre-tax	Tax provision (benefit)	Net (after-tax)	Pre-tax	Tax provision (benefit)	Net (after-tax)
Income before tax / Net income	$354,573	$146,153	$208,420	$268,927	$90,515	$178,412
Adjustments:
Additional income tax provision related to IRS litigation	—	(27,783)	27,783	—	(341)	341
Net realized investment losses (gains)	164	57	107	(3,892)	(1,362)	(2,530)
Loss on debt extinguishment	65	23	42	15,308	5,358	9,950
Adjusted pre-tax operating income / Adjusted net operating income	$354,802	$118,450	$236,352	$280,343	$94,170	$186,173

Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share

Weighted average shares - diluted			398,302			450,354

Net income per diluted share			$0.55			$0.43
Additional income tax provision related to IRS litigation			0.07			—
Net realized investment losses (gains)			—			(0.01)
Loss on debt extinguishment			—			0.02
Adjusted net operating income per diluted share			$0.62			$0.44

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,	June 30,
(In thousands, except per share data)	2017	2016	2016
ASSETS
Investments (1)	$4,708,420	$4,692,350	$4,566,078
Cash and cash equivalents	127,908	155,410	300,974
Reinsurance recoverable on loss reserves (2)	44,783	50,493	45,215
Home office and equipment, net	42,212	36,088	30,800
Deferred insurance policy acquisition costs	18,677	17,759	16,680
Deferred income taxes, net	481,389	607,655	617,266
Other assets	176,779	174,774	167,773
Total assets	$5,600,168	$5,734,529	$5,744,786

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Loss reserves (2)	$1,187,089	$1,438,813	$1,632,333
Unearned premiums	352,010	329,737	308,424
Senior notes	417,983	417,406	—
Federal home loan bank advance	155,000	155,000	155,000
Convertible senior notes	—	349,461	636,324
Convertible junior debentures	256,872	256,872	256,872
Other liabilities	236,153	238,398	244,154
Total liabilities	2,605,107	3,185,687	3,233,107
Shareholders' equity	2,995,061	2,548,842	2,511,679
Total liabilities and shareholders' equity	$5,600,168	$5,734,529	$5,744,786
Book value per share (3)	$8.08	$7.48	$7.37

(1) Investments include net unrealized (losses) gains on securities	$26,274	$(32,006)	$138,488
(2) Loss reserves, net of reinsurance recoverable on loss reserves	$1,142,306	$1,388,320	$1,587,118
(3) Shares outstanding	370,557	340,663	340,636

Additional Information

	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016	Q1 2016
New primary insurance written (NIW) (billions)	$12.9	$9.3	$12.8	$14.2	$12.6	$8.3

Monthly premium plans (1)	10.6	7.8	10.6	11.7	9.9	6.5
Single premium plans	2.3	1.5	2.2	2.5	2.7	1.8

Direct average premium rate (bps) on NIW
Monthly (1)	63.5	60.8	57.5	58.3	60.5	64.5
Singles	177.4	172.2	163.0	167.2	166.3	166.4

New primary risk written (billions)	$3.2	$2.3	$3.1	$3.5	$3.1	$2.1

Product mix as a % of primary flow NIW
>95% LTVs	10%	8%	7%	6%	5%	5%
Singles	18%	17%	17%	18%	21%	22%
Refinances	9%	17%	24%	19%	17%	18%

Primary Insurance In Force (IIF) (billions)	$187.3	$183.5	$182.0	$180.1	$177.5	$175.0
Flow only	$178.6	$174.5	$172.8	$170.5	$167.5	$164.8

Annual Persistency	77.8%	76.9%	76.9%	78.3%	79.6%	79.9%

Primary Risk In Force (RIF) (billions)	$48.5	$47.5	$47.2	$46.8	$46.2	$45.6
Flow only	$46.0	$45.0	$44.6	$44.1	$43.4	$42.7

Total Primary RIF by FICO (%)
FICO 740 & >	50%	50%	49%	49%	48%	47%
FICO 700-739	25%	24%	25%	24%	24%	24%
FICO 660-699	15%	15%	15%	15%	16%	16%
FICO 659 & <	10%	11%	11%	12%	12%	13%

Average Coverage Ratio (RIF/IIF)	25.9%	25.9%	25.9%	26.0%	26.1%	26.1%

Average Loan Size of IIF (thousands)	$186.09	$183.91	$182.35	$180.71	$178.89	$177.08
Flow only	$188.70	$186.52	$184.90	$183.18	$181.23	$179.32

Primary IIF - # of loans	1,006,392	997,650	998,294	996,816	992,076	988,512
Flow only	946,435	935,470	934,350	931,047	924,474	919,229

	Q2 2017		Q1 2017		Q4 2016		Q3 2016		Q2 2016		Q1 2016
Primary IIF - Default Roll Forward - # of Loans
Beginning Default Inventory	45,349		50,282		51,433		52,558		55,590		62,633
New Notices	14,463		14,939		17,016		17,607		16,080		16,731
Cures	(14,708)		(17,128)		(15,267)		(15,556)		(15,640)		(19,053)
Paids (including those charged to a deductible or captive)	(2,573)		(2,635)		(2,748)		(3,051)		(3,195)		(3,373)
Rescissions and denials	(100)		(95)		(152)		(125)		(142)		(210)
Items removed from inventory	(1,114)		(14)		—		—		(135)		(1,138)
Ending Default Inventory	41,317		45,349		50,282		51,433		52,558		55,590

Primary claim received inventory included in ending default inventory	1,258		1,390		1,385		1,636		1,829		2,267

Composition of Cures
Reported delinquent and cured intraquarter	3,854		5,476		4,543		4,986		4,306		6,248

Number of payments delinquent prior to cure
3 payments or less	6,803		7,585		7,006		6,455		7,002		8,413
4-11 payments	2,964		3,036		2,580		2,786		3,099		3,077
12 payments or more	1,087		1,031		1,138		1,329		1,233		1,315
Total Cures in Quarter	14,708		17,128		15,267		15,556		15,640		19,053

Composition of Paids
Number of payments delinquent at time of claim payment
3 payments or less	8		13		6		16		18		25
4-11 payments	279		306		273		325		320		389
12 payments or more	2,286		2,316		2,469		2,710		2,857		2,959
Total Paids in Quarter	2,573		2,635		2,748		3,051		3,195		3,373

Aging of Primary Default Inventory
Consecutive months in default
3 months or less	10,299	25%	9,184	20%	12,194	24%	12,333	24%	11,547	22%	10,120	18%
4-11 months	11,018	27%	13,617	30%	13,450	27%	12,648	25%	12,680	24%	15,319	28%
12 months or more	20,000	48%	22,548	50%	24,638	49%	26,452	51%	28,331	54%	30,151	54%

Number of payments delinquent
3 payments or less	15,858	38%	15,692	35%	18,419	36%	18,374	36%	17,299	33%	16,864	30%
4-11 payments	10,560	26%	12,275	27%	12,892	26%	12,282	24%	12,746	24%	14,595	26%
12 payments or more	14,899	36%	17,382	38%	18,971	38%	20,777	40%	22,513	43%	24,131	44%

Primary IIF - # of Delinquent Loans	41,317		45,349		50,282		51,433		52,558		55,590
Flow only	30,571		33,850		37,829		38,552		39,177		41,440

Primary IIF Default Rates	4.11%		4.55%		5.04%		5.16%		5.30%		5.62%
Flow only	3.23%		3.62%		4.05%		4.14%		4.24%		4.51%

	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016	Q1 2016
Reserves
Primary
Direct Loss Reserves (millions)	$1,165	$1,311	$1,413	$1,493	$1,574	$1,683
Average Direct Reserve Per Default	$28,206	$28,911	$28,104	$29,027	$29,939	$30,268
Pool
Direct loss reserves (millions)	$21	$23	$25	$32	$37	$38
Ending default inventory	1,511	1,714	1,883	1,979	2,024	2,247
Pool claim received inventory included in ending default inventory	63	64	72	87	95	72
Reserves related to Freddie Mac settlement (millions)	$—	$—	$—	$10	$21	$31
Other Gross Reserves (millions)	$1	$1	$1	$—	$—	$1

Net Paid Claims (millions) (3)	$173	$128	$149	$161	$172	$222
Total primary (excluding settlements)	126	130	133	147	153	166
Rescission and NPL settlements	45	—	1	1	4	47
Pool - with aggregate loss limits	2	1	2	1	2	1
Pool - without aggregate loss limits	2	1	2	2	2	2
Pool - Freddie Mac settlement	—	—	10	11	10	11
Reinsurance	(6)	(9)	(4)	(5)	(4)	(10)
Other (2)	4	5	5	4	5	5
Reinsurance terminations (3)	—	—	—	(3)	—	—
Primary Average Claim Payment (thousands) (2)	$49.1	$49.1	$48.3	$48.1	$48.0	$49.3
Flow only (2)	$45.0	$45.2	$44.0	$44.8	$45.9	$45.4

Reinsurance excluding captives
% insurance inforce subject to reinsurance	77.6%	76.8%	76.3%	75.3%	74.7%	73.7%
% quarterly NIW subject to reinsurance	88.2%	85.9%	89.3%	88.4%	90.2%	89.1%
Ceded premium written and earned (millions)	$28.9	$28.9	$32.1	$31.7	$30.0	$31.7
Ceded losses incurred (millions)	$4.4	$4.7	$8.2	$7.4	$6.1	$8.5
Ceding commissions (millions) (included in underwriting and other expenses)	$12.2	$12.0	$12.0	$12.1	$11.9	$11.6
Profit commission (millions) (included in ceded premiums)	$32.3	$31.1	$27.7	$29.0	$29.8	$26.2

Direct Pool RIF (millions)
With aggregate loss limits	$239	$242	$244	$247	$249	$251
Without aggregate loss limits	$267	$284	$303	$321	$343	$365

	Q2 2017		Q1 2017	Q4 2016		Q3 2016		Q2 2016	Q1 2016
Bulk Primary Insurance Statistics
Insurance in force (billions)	$8.7		$9.0	$9.2		$9.6		$10.0	$10.2
Risk in force (billions)	$2.5		$2.5	$2.6		$2.7		$2.8	$2.9
Average loan size (thousands)	$144.93		$144.68	$145.05		$145.73		$146.84	$147.42
Number of delinquent loans	10,746		11,499	12,453		12,881		13,381	14,150
Default rate	17.92%		18.49%	19.48%		19.59%		19.79%	20.42%
Primary paid claims (millions)	$31		$33	$35	(2)	$37	(2)	$35	$43	(2)
Average claim payment (thousands)	$67.7		$66.6	$65.8	(2)	$61.4	(2)	$56.8	$65.1	(2)

Mortgage Guaranty Insurance Corporation - Risk to Capital	10.2:1	(4)	10.4:1	10.7:1		11.1:1		11.6:1	12.3:1
Combined Insurance Companies - Risk to Capital	11.3:1	(4)	11.6:1	12.0:1		12.6:1		13.2:1	13.8:1

GAAP loss ratio (insurance operations only)	11.8%		12.1%	20.3%		25.7%		20.1%	38.4%
GAAP underwriting expense ratio (insurance operations only)	15.6%		17.0%	15.8%		14.7%		13.9%	16.9%

Note: The FICO credit score for a loan with multiple borrowers is the lowest of the borrowers’ “decision FICO scores.” A borrower’s “decision FICO score” is determined as follows: if there are three FICO scores available, the middle FICO score is used; if two FICO scores are available, the lower of the two is used; if only one FICO score is available, it is used.

Note: Average claim paid may vary from period to period due to amounts associated with mitigation efforts.

(1) Includes loans with annual and split payments.

(2) Excludes claims paying practices and non-performing loan settlements

(3) Net paid claims, as presented, does not include amounts received in conjunction with terminations or commutations of reinsurance agreements.

(4) Preliminary

Risk Factors

As used below, “we,” “our” and “us” refer to MGIC Investment Corporation’s consolidated operations or to MGIC Investment Corporation, as the context requires, and “MGIC” refers to Mortgage Guaranty Insurance Corporation.
Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and / or increase our losses.
Our private mortgage insurance competitors include:

•	Arch Mortgage Insurance Company,

•	Essent Guaranty, Inc.,

•	Genworth Mortgage Insurance Corporation,

•	National Mortgage Insurance Corporation, and

•	Radian Guaranty Inc.
The private mortgage insurance industry is highly competitive and is expected to remain so. We believe that we currently compete with other private mortgage insurers based on pricing, underwriting requirements, financial strength (including based on credit or financial strength ratings), customer relationships, name recognition, reputation, the strength of our management team and field organization, the ancillary products and services provided to lenders (including contract underwriting services), the depth of our databases covering insured loans and the effective use of technology and innovation in the delivery and servicing of our mortgage insurance products.
Much of the competition in the industry has centered on pricing practices which, in the last few years included: (i) reductions in standard filed rates on borrower-paid policies, (ii) use by certain competitors of a spectrum of filed rates to allow for formulaic, risk-based pricing (commonly referred to as “black-box” pricing); and (iii) use of customized rates (discounted from published rates) on lender-paid, single premium policies. The willingness of mortgage insurers to offer reduced pricing (through filed or customized rates) has been met with an increased demand from various lenders for reduced rate products. There can be no assurance that pricing competition will not intensify further, which could result in a decrease in our new insurance written and/or returns.
In 2016 and the first half of 2017, approximately 5% and 4%, respectively, of our new insurance written was for loans for which one lender was the original insured. Our relationships with our customers could be adversely affected by a variety of factors, including if our premium rates are higher than those of our competitors, our underwriting requirements result in our declining to insure some of the loans originated by our customers, or our insurance rescissions and curtailments affect the customer.
Substantially all of our insurance written since 2008 has been for loans purchased by Fannie Mae and Freddie Mac (the "GSEs"). The current private mortgage insurer eligibility requirements ("PMIERs") of the GSEs require a mortgage insurer to maintain a minimum amount of assets to support its insured risk, as discussed in our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility.” The PMIERs do not require an insurer to maintain minimum financial strength ratings; however, our financial strength ratings can affect us in the following ways:

•
A downgrade in our financial strength ratings could result in increased scrutiny of our financial condition by our customers, potentially resulting in a decrease in the amount of our new insurance written.

•
Our ability to participate in the non-GSE mortgage market (which has been limited since the financial crisis, but may grow in the future), could depend on our ability to maintain and improve our investment grade ratings for our mortgage insurance subsidiaries. We could be competitively disadvantaged with some market participants because the financial strength ratings of our insurance subsidiaries are lower than those of some competitors. MGIC's financial strength rating from Moody’s is Baa3 (with a stable outlook) and from Standard & Poor’s is BBB+ (with a stable outlook).

•
Financial strength ratings may also play a greater role if the GSEs no longer operate in their current capacities, for example, due to legislative or regulatory action. In addition, although the PMIERs do not require minimum financial strength ratings, the GSEs consider financial strength ratings to be important when utilizing forms of credit enhancement other than traditional mortgage insurance, including in the credit risk transfer offering discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance." If we are unable to compete effectively in the current or any future markets as a result of the financial strength ratings assigned to our insurance subsidiaries, our future new insurance written could be negatively affected.

The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.
Alternatives to private mortgage insurance include:

•	lenders using FHA, VA and other government mortgage insurance programs,

•	investors using risk mitigation and credit risk transfer techniques other than private mortgage insurance,

•	lenders and other investors holding mortgages in portfolio and self-insuring, and

•
lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.

The GSEs (and other investors) have used risk mitigation and credit risk transfer techniques other than private mortgage insurance, such as obtaining insurance from non-mortgage insurers, engaging in credit-linked note transactions executed in the capital markets, or using other forms of debt issuances or securitizations that transfer credit risk directly to other investors; using other risk mitigation techniques in conjunction with reduced levels of private mortgage insurance coverage; or accepting credit risk without credit enhancement. Although the risk mitigation and credit risk transfer techniques used by the GSEs in the past several years have not displaced primary mortgage insurance, the techniques continue to evolve.
The FHA's share of the low down payment residential mortgages that were subject to FHA, VA, USDA or primary private mortgage insurance was an estimated 38.9% in the first quarter of 2017, 35.5% in 2016, and 39.3% in 2015. In the past ten years, the FHA’s share has been as low as 17.1% in 2007 and as high as 68.7% in 2009. Factors that influence the FHA’s market share include relative rates and fees, underwriting guidelines and loan limits of the FHA, VA, private mortgage insurers and the GSEs; lenders' perceptions of legal risks under FHA versus GSE programs; flexibility for the FHA to establish new products as a result of federal legislation and programs; returns expected to be obtained by lenders for Ginnie Mae securitization of FHA-insured loans compared to those obtained from selling loans to Fannie Mae or Freddie Mac for securitization; and differences in policy terms, such as the ability of a borrower to cancel insurance coverage under certain circumstances. We cannot predict how the factors that affect the FHA’s share of new insurance written will change in the future.
The VA's share of the low down payment residential mortgages that were subject to FHA, VA, USDA or primary private mortgage insurance was an estimated 27.2% in the first quarter of 2017, 26.6% in 2016, and 23.9% in 2015. The VA’s market share in the first quarter of 2017 was its highest in the past ten years and its lowest market share in the past ten years was 5.4% in 2007. We believe that the VA’s market share has generally been increasing because the VA offers 100% LTV loans and charges a one-time funding fee that can be included in the loan amount but no additional monthly expense, and because of an increase in the number of borrowers who are eligible for the VA’s program.

Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.
The GSEs’ charters generally require credit enhancement for a low down payment mortgage loan (a loan amount that exceeds 80% of a home’s value) in order for such loan to be eligible for purchase by the GSEs. Lenders generally have used private mortgage insurance to satisfy this credit enhancement requirement and low down payment mortgages purchased by the GSEs generally are insured with private mortgage insurance. As a result, the business practices of the GSEs greatly impact our business and include:

•
private mortgage insurer eligibility requirements of the GSEs (for information about the financial requirements included in the PMIERs, see our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility”),

•
the level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters (which may be changed by federal legislation), when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	the amount of loan level price adjustments and guaranty fees (which result in higher costs to borrowers) that the GSEs assess on loans that require private mortgage insurance,

•	whether the GSEs influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•
the underwriting standards that determine which loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law,

•	the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs,

•	the terms that the GSEs require to be included in mortgage insurance policies for loans that they purchase,

•
the terms on which the GSEs offer lenders relief on their representations and warranties made at the time of sale of a loan to the GSEs, which creates pressure on mortgage insurers to limit their rescission rights to conform to such relief, and the extent to which the GSEs intervene in mortgage insurers’ claims paying practices, rescission practices or rescission settlement practices with lenders, and

•	the maximum loan limits of the GSEs in comparison to those of the FHA and other investors.
The Federal Housing Finance Agency (“FHFA”) has been the conservator of the GSEs since 2008 and has the authority to control and direct their operations. The increased role that the federal government has assumed in the residential housing finance system through the GSE conservatorship may increase the likelihood that the business practices of the GSEs change in ways that have a material adverse effect on us and that the charters of the GSEs are changed by new federal legislation. In the past, members of Congress have introduced several bills intended to change the business practices of the GSEs and the FHA; however, no legislation has been enacted. The Administration has indicated that the conservatorship of the GSEs should end; however, it is unclear whether and when that would occur and how that would impact us. As a result of the matters referred to above, it is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the residential housing finance system in the future or the impact of any such changes on our business. In addition, the timing of the impact of any resulting changes on our business is uncertain. Most meaningful changes would require Congressional action to implement and it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.

We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility.
We must comply with the PMIERs to be eligible to insure loans purchased by the GSEs. The PMIERs include financial requirements, as well as business, quality control and certain transaction approval requirements. The financial requirements of the PMIERs require a mortgage insurer’s “Available Assets” (generally only the most liquid assets of an insurer) to equal or exceed its “Minimum Required Assets” (which are based on an insurer’s book and are calculated from tables of factors with several risk dimensions and are subject to a floor amount). Based on our interpretation of the PMIERs, as of June 30, 2017, MGIC’s Available Assets totaled $4.7 billion, or $0.8 billion in excess of its Minimum Required Assets. MGIC is in compliance with the PMIERs and eligible to insure loans purchased by the GSEs.
If MGIC ceases to be eligible to insure loans purchased by one or both of the GSEs, it would significantly reduce the volume of our new business writings. Factors that may negatively impact MGIC’s ability to continue to comply with the financial requirements of the PMIERs include the following:

•
The GSEs could make the PMIERs more onerous in the future; in this regard, the PMIERs provide that the factors that determine Minimum Required Assets will be updated every two years and may be updated more frequently to reflect changes in macroeconomic conditions or loan performance. The GSEs have informed us that they currently do not expect any updates to be effective before the fourth quarter of 2018 and we expect the GSEs will provide notice 180 days prior to the effective date of such updates. The GSEs may amend the PMIERs at any time.

•
The GSEs may reduce the amount of credit they allow under the PMIERs for the risk ceded under our quota share reinsurance transactions. The GSEs’ ongoing approval of those transactions is subject to several conditions and the transactions will be reviewed under the PMIERs at least annually by the GSEs. For more information about the transactions, see our risk factor titled “The mix of business we write affects our Minimum Required Assets under the PMIERs, our premium yields and the likelihood of losses occurring.”

•
Our future operating results may be negatively impacted by the matters discussed in the rest of these risk factors. Such matters could decrease our revenues, increase our losses or require the use of assets, thereby creating a shortfall in Available Assets.

•
Should capital be needed by MGIC in the future, capital contributions from our holding company may not be available due to competing demands on holding company resources, including for repayment of debt.

While on an overall basis, the amount of Available Assets MGIC must hold in order to continue to insure GSE loans increased under the PMIERs over what state regulation currently requires, our reinsurance transactions mitigate the negative effect of the PMIERs on our returns. In this regard, see the second bullet point above.
The benefit of our net operating loss carryforwards may become substantially limited.
As of June 30, 2017, we had approximately $1.2 billion of net operating losses for tax purposes that we can use in certain circumstances to offset future taxable income and thus reduce our federal income tax liability. Any unutilized carryforwards are scheduled to expire at the end of tax years 2031 through 2033. Our ability to utilize these net operating losses to offset future taxable income may be significantly limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an ownership change will occur if there is a cumulative change in our ownership by “5-percent shareholders” (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the corporation’s subsequent use of net operating loss carryovers that arose from pre-ownership change periods and use of losses that are subsequently recognized with respect to assets that had a built-in-loss on the date of the ownership change. The amount of the annual limitation generally equals the fair value of the corporation immediately before the ownership change multiplied by the long-term tax-exempt interest rate (subject to certain adjustments). To the extent that the limitation in a post-

ownership-change year is not fully utilized, the amount of the limitation for the succeeding year will be increased.
While we have adopted our Amended and Restated Rights Agreement to minimize the likelihood of transactions in our stock resulting in an ownership change, future issuances of equity-linked securities or transactions in our stock and equity-linked securities that may not be within our control may cause us to experience an ownership change. If we experience an ownership change, we may not be able to fully utilize our net operating losses, resulting in additional income taxes and a reduction in our shareholders’ equity.
As of June 30, 2017, our deferred tax asset is recorded at $481.4 million, which relates primarily to the future tax effects of our prior year net operating losses expected to be carried forward to offset future taxable income. A decrease in the federal statutory income tax rate will result in a one-time reduction in the amount at which our deferred tax asset is recorded, thereby reducing our net income and book value in that period; however, such a decrease will also reduce our effective income tax rate, thereby increasing net income in future periods.
We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.
Before paying an insurance claim, we review the loan and servicing files to determine the appropriateness of the claim amount. When reviewing the files, we may determine that we have the right to rescind coverage on the loan. In our SEC reports, we refer to insurance rescissions and denials of claims collectively as “rescissions” and variations of that term. In addition, all of our insurance policies provide that we can reduce or deny a claim if the servicer did not comply with its obligations under our insurance policy. We call such reduction of claims “curtailments.” In recent quarters, an immaterial percentage of claims received in a quarter have been resolved by rescissions. In each of 2016 and the first half of 2017, curtailments reduced our average claim paid by approximately 5.5%.
Our loss reserving methodology incorporates our estimates of future rescissions, curtailments, and reversals of rescissions and curtailments. A variance between ultimate actual rescission, curtailment and reversal rates and our estimates, as a result of the outcome of litigation, settlements or other factors, could materially affect our losses.
When the insured disputes our right to rescind coverage or curtail claims, we generally engage in discussions in an attempt to settle the dispute. If we are unable to reach a settlement, the outcome of a dispute ultimately would be determined by legal proceedings.
Under ASC 450-20, until a liability associated with settlement discussions or legal proceedings becomes probable and can be reasonably estimated, we consider our claim payment or rescission resolved for financial reporting purposes and do not accrue an estimated loss. Where we have determined that a loss is probable and can be reasonably estimated, we have recorded our best estimate of our probable loss. If we are not able to implement settlements we consider probable, we intend to defend MGIC vigorously against any related legal proceedings.
In addition to matters for which we have recorded a probable loss, we are involved in other discussions and/or proceedings with insureds with respect to our claims paying practices. Although it is reasonably possible that when these matters are resolved we will not prevail in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability. We estimate the maximum exposure associated with matters where a loss is reasonably possible to be approximately $291 million, although we believe (but can give no assurance that) we will ultimately resolve these matters for significantly less than this amount. This estimate of our maximum exposure does not include interest or consequential or exemplary damages.
Mortgage insurers, including MGIC, have been involved in litigation and regulatory actions related to alleged violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. While these proceedings in the aggregate have not resulted in material liability for MGIC, there can be no assurance that the outcome of future proceedings, if any, under these laws would not have a material adverse affect on us. In addition, various regulators, including the CFPB, state insurance commissioners and state attorneys general may bring other actions seeking various forms of relief in connection with alleged violations of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our practices are in conformity with applicable laws and regulations, it is not possible to predict the eventual scope, duration or outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.
In addition to the matters described above, we are involved in other legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course legal proceedings will not have a material adverse effect on our financial position or results of operations.
We are subject to comprehensive regulation and other requirements, which we may fail to satisfy.
We are subject to comprehensive, detailed regulation by state insurance departments. These regulations are principally designed for the protection of our insured policyholders, rather than for the benefit of investors. Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business. State insurance regulatory authorities could take actions, including changes in capital requirements, that could have a material adverse effect on us. For more information about state capital requirements, see our risk factor titled “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.” To the extent that we are construed to make independent credit decisions in connection with our contract underwriting activities, we also could be subject to increased regulatory requirements under the Equal Credit Opportunity Act, commonly known as ECOA, the FCRA, and other laws. For more details about the various ways in which our subsidiaries are regulated, see “Regulation” in Item 1 of our Annual Report on Form 10-K filed with the SEC on February 21, 2017. In addition to regulation by state insurance regulators, the CFPB may issue additional rules or regulations, which may materially affect our business.
In December 2013, the U.S. Treasury Department’s Federal Insurance Office released a report that calls for federal standards and oversight for mortgage insurers to be developed and implemented. It is uncertain what form the standards and oversight will take and when they will become effective.
Resolution of our dispute with the Internal Revenue Service could adversely affect us.
The Internal Revenue Service (“IRS”) completed examinations of our federal income tax returns for the years 2000 through 2007 and issued proposed assessments for taxes, interest and penalties related to our treatment of the flow-through income and loss from an investment in a portfolio of residual interests of Real Estate Mortgage Investment Conduits (“REMICs”). The IRS indicated that it did not believe that, for various reasons, we had established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. We appealed these assessments within the IRS and in August 2010, we reached a tentative settlement agreement with the IRS which was not finalized.
In 2014, we received Notices of Deficiency (commonly referred to as “90 day letters”) covering the 2000-2007 tax years. The Notices of Deficiency reflect taxes and penalties related to the REMIC matters of $197.5 million and at June 30, 2017, there would also be interest related to these matters of approximately $195.7 million. In 2007, we made a payment of $65.2 million to the United States Department of the Treasury which will reduce any amounts we would ultimately owe. The Notices of Deficiency also reflect additional amounts due of $261.4 million, which are primarily associated with the disallowance of the carryback of the 2009 net operating loss to the 2004-2007 tax years. We believe the IRS included the carryback adjustments as a precaution to keep open the statute of limitations on collection of the tax that was refunded when this loss was carried back, and not because the IRS actually intends to disallow the carryback permanently. Depending on the outcome of this matter, additional state income taxes and state interest may become due when a final resolution is reached. As of June 30, 2017, those state taxes and interest would approximate $82.4 million. In addition, there could also be state tax penalties. Our total amount of unrecognized tax benefits as of June 30, 2017 is $140.8 million, which represents the tax benefits generated by the REMIC portfolio included in our tax returns that we have not taken benefit for in our financial statements, including any related interest.

We filed a petition with the U.S. Tax Court contesting most of the IRS’ proposed adjustments reflected in the Notices of Deficiency and the IRS filed an answer to our petition which continued to assert their claim. The case has twice been scheduled for trial and in each instance, the parties jointly filed, and the U.S. Tax Court approved (most recently in February 2016), motions for continuance to postpone the trial date. Also in February 2016, the U.S. Tax Court approved a joint motion to consolidate for trial, briefing, and opinion, our case with similar cases of Radian Group, Inc., as successor to Enhance Financial Services Group, Inc., et al. The parties informed the Tax Court in January 2017 that they had reached a basis for settlement of the major issues in the case and in June 2017 that they anticipate reaching agreement on the remaining secondary issue (a factual determination arising from the 2002-2004 audit that is unrelated to the REMIC matter) by the end of July 2017. Any agreed settlement terms will ultimately be subject to review by the Joint Committee on Taxation (“JCT”) before a settlement can be completed and there is no assurance that a settlement will be completed. Based on information that we currently have regarding the status of our ongoing dispute, we recorded a provision for additional taxes and interest of $27.8 million in 2017.
Should a settlement not be completed, ongoing litigation to resolve our dispute with the IRS could be lengthy and costly in terms of legal fees and related expenses. We would need to make further adjustments, which could be material, to our tax provision and liabilities if our view of the probability of success in this matter changes, and the ultimate resolution of this matter could have a material negative impact on our effective tax rate, results of operations, cash flows, available assets and statutory capital. In this regard, see our risk factors titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility” and “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.”
If the models used in our businesses are inaccurate, it could have a material adverse impact on our business, results of operations and financial condition.
We employ proprietary and third party models to project returns, price products, calculate reserves, generate projections used to estimate future pre-tax income and to evaluate loss recognition testing, evaluate risk, determine internal capital requirements, perform stress testing, and for other uses. These models rely on estimates and projections that are inherently uncertain and may not operate as intended. In addition, from time to time we seek to improve certain models, and the conversion process may result in material changes to assumptions, including those about returns, and financial results. The models we employ are complex, which increases our risk of error in their design, implementation or use. Also, the associated input data, assumptions and calculations may not be correct, and the controls we have in place to mitigate that risk may not be effective in all cases. The risks related to our models may increase when we change assumptions and/or methodologies, or when we add or change modeling platforms. We have enhanced, and we intend to continue to enhance, our modeling capabilities. Moreover, we may use information we receive through enhancements to refine or otherwise change existing assumptions and/or methodologies.
Because we establish loss reserves only upon a loan default rather than based on estimates of our ultimate losses on risk in force, losses may have a disproportionate adverse effect on our earnings in certain periods.
In accordance with accounting principles generally accepted in the United States, commonly referred to as GAAP, we establish reserves for insurance losses and loss adjustment expenses only when notices of default on insured mortgage loans are received and for loans we estimate are in default but for which notices of default have not yet been reported to us by the servicers (this is often referred to as “IBNR”). Because our reserving method does not take account of losses that could occur from loans that are not delinquent, such losses are not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses on loans that are not currently delinquent may have a material impact on future results as such losses emerge.
Because loss reserve estimates are subject to uncertainties, paid claims may be substantially different than our loss reserves.
When we establish reserves, we estimate the ultimate loss on delinquent loans using estimated claim rates and claim amounts. The estimated claim rates and claim amounts represent our best estimates of what we will actually pay on the loans in default as of the reserve date and incorporate anticipated mitigation from rescissions and curtailments. The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be affected by several factors, including a change in regional or national economic conditions, and a change in the length of time loans are delinquent before claims are received. The change in conditions may include changes in unemployment, affecting borrowers’ income and thus their ability to make mortgage payments, and changes in housing values, which may affect borrower willingness to continue to make mortgage payments when the value of the home is below the mortgage balance. Changes to our estimates could have a material impact on our future results, even in a stable economic environment. In addition, historically, losses incurred have followed a seasonal trend in which the second half of the year has weaker credit performance than the first half, with higher new default notice activity and a lower cure rate.
We rely on our management team and our business could be harmed if we are unable to retain qualified personnel or successfully develop and/or recruit their replacements.
Our success depends, in part, on the skills, working relationships and continued services of our management team and other key personnel. The unexpected departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to obtain other personnel to manage and operate our business. In addition, we will be required to replace the knowledge and expertise of our aging workforce as our workers retire. In either case, there can be no assurance that we would be able to develop or recruit suitable replacements for the departing individuals; that replacements could be hired, if necessary, on terms that are favorable to us; or that we can successfully transition such replacements in a timely manner. We currently have not entered into any employment agreements with our officers or key personnel. Volatility or lack of performance in our stock price may affect our ability to retain our key personnel or attract replacements should key personnel depart. Without a properly skilled and experienced workforce, our costs, including productivity costs and costs to replace employees may increase, and this could negatively impact our earnings.
Loan modification and other similar programs may not continue to provide substantial benefits to us.
The federal government, including through the U.S. Department of the Treasury and the GSEs, and several lenders have modification and refinance programs to make loans more affordable to borrowers with the goal of reducing the number of foreclosures. These programs have included the Home Affordable Modification Program (“HAMP”), which expired at the end of 2016, and the Home Affordable Refinance Program (“HARP”), which is scheduled to expire at the end of September 2017. The GSEs have introduced the "Flex Modification" program to replace HAMP effective in October 2017. Until it becomes effective, loan servicers must still evaluate borrowers for other GSE modification programs.
During 2016 and the first half of 2017, we were notified of modifications that cured delinquencies that had they become paid claims would have resulted in approximately $0.5 billion and $0.2 billion, respectively, of estimated claim payments. These levels are down from a high of $3.2 billion in 2010.
We cannot determine the total benefit we may derive from loan modification programs, particularly given the uncertainty around the re-default rates for defaulted loans that have been modified. Our loss reserves do not account for potential re-defaults of current loans.
If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline.
The factors that affect the volume of low down payment mortgage originations include:

•	restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues or risk-retention and/or capital requirements affecting lenders,

•	the level of home mortgage interest rates and the deductibility of mortgage interest or mortgage insurance premiums for income tax purposes,

•	the health of the domestic economy as well as conditions in regional and local economies and the level of consumer confidence,

•	housing affordability,

•	new and existing housing availability,

•	the rate of household formation, which is influenced, in part, by population and immigration trends,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinanced loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.
A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance and decrease our new insurance written. For other factors that could decrease the demand for mortgage insurance, see our risk factor titled “The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.”
State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.
The insurance laws of 16 jurisdictions, including Wisconsin, MGIC's domiciliary state, require a mortgage insurer to maintain a minimum amount of statutory capital relative to its risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the “State Capital Requirements.” While they vary among jurisdictions, the most common State Capital Requirements allow for a maximum risk-to-capital ratio of 25 to 1. A risk-to-capital ratio will increase if (i) the percentage decrease in capital exceeds the percentage decrease in insured risk, or (ii) the percentage increase in capital is less than the percentage increase in insured risk. Wisconsin does not regulate capital by using a risk-to-capital measure but instead requires a minimum policyholder position (“MPP”). The “policyholder position” of a mortgage insurer is its net worth or surplus, contingency reserve and a portion of the reserves for unearned premiums.
At June 30, 2017, MGIC’s preliminary risk-to-capital ratio was 10.2 to 1, below the maximum allowed by the jurisdictions with State Capital Requirements, and its preliminary policyholder position was $1.8 billion above the required MPP of $1.1 billion. In calculating our risk-to-capital ratio and MPP, we are allowed full credit for the risk ceded under our reinsurance transactions with a group of unaffiliated reinsurers. It is possible that under the revised State Capital Requirements discussed below, MGIC will not be allowed full credit for the risk ceded to the reinsurers. If MGIC is not allowed an agreed level of credit under either the State Capital Requirements or the PMIERs, MGIC may terminate the reinsurance transactions, without penalty. At this time, we expect MGIC to continue to comply with the current State Capital Requirements; however, you should read the rest of these risk factors for information about matters that could negatively affect such compliance.
At June 30, 2017, the preliminary risk-to-capital ratio of our combined insurance operations (which includes a reinsurance affiliate) was 11.3 to 1. Reinsurance transactions with our affiliate permit MGIC to write insurance with a higher coverage percentage than it could on its own under certain state-specific requirements. A higher risk-to-capital ratio on a combined basis may indicate that, in order for MGIC to continue to utilize reinsurance arrangements with its reinsurance affiliate, additional capital contributions to the affiliate could be needed.
The NAIC plans to revise the minimum capital and surplus requirements for mortgage insurers that are provided for in its Mortgage Guaranty Insurance Model Act. In May 2016, a working group of state regulators released an exposure draft of a risk-based capital framework to establish capital requirements for mortgage insurers, although no date has been established by which the NAIC must propose revisions to the capital requirements. We continue to evaluate the impact of the framework contained in the exposure draft, including the potential impact of certain items that have not yet been completely addressed by the framework which include: the treatment of ceded risk, minimum capital floors, and action level triggers. Currently we believe that the PMIERs contain the more restrictive capital requirements in most circumstances.

While MGIC currently meets the State Capital Requirements of Wisconsin and all other jurisdictions, it could be prevented from writing new business in the future in all jurisdictions if it fails to meet the State Capital Requirements of Wisconsin, or it could be prevented from writing new business in a particular jurisdiction if it fails to meet the State Capital Requirements of that jurisdiction, and in each case MGIC does not obtain a waiver of such requirements. It is possible that regulatory action by one or more jurisdictions, including those that do not have specific State Capital Requirements, may prevent MGIC from continuing to write new insurance in such jurisdictions. If we are unable to write business in all jurisdictions, lenders may be unwilling to procure insurance from us anywhere. In addition, a lender’s assessment of the future ability of our insurance operations to meet the State Capital Requirements or the PMIERs may affect its willingness to procure insurance from us. In this regard, see our risk factor titled “Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and/or increase our losses.” A possible future failure by MGIC to meet the State Capital Requirements or the PMIERs will not necessarily mean that MGIC lacks sufficient resources to pay claims on its insurance liabilities. While we believe MGIC has sufficient claims paying resources to meet its claim obligations on its insurance in force on a timely basis, you should read the rest of these risk factors for information about matters that could negatively affect MGIC’s claims paying resources.
Downturns in the domestic economy or declines in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing, with a corresponding decrease in our returns.
Losses result from events that reduce a borrower’s ability or willingness to continue to make mortgage payments, such as unemployment, health issues, family status, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, higher interest rates generally, changes to the deductibility of mortgage interest or mortgage insurance premiums for income tax purposes, decreases in the rate of household formations, or other factors. Changes in housing values and unemployment levels are inherently difficult to forecast given the uncertainty in the current market environment, including uncertainty about the effect of actions the federal government has taken and may take with respect to tax policies, mortgage finance programs and policies, and housing finance reform.
The mix of business we write affects our Minimum Required Assets under the PMIERs, our premium yields and the likelihood of losses occurring.
The Minimum Required Assets under the PMIERs are, in part, a function of the direct risk-in-force and the risk profile of the loans we insure, considering loan-to-value ratio, credit score, vintage, HARP status and delinquency status; and whether the loans were insured under lender-paid mortgage insurance policies or other policies that are not subject to automatic termination consistent with the Homeowners Protection Act requirements for borrower paid mortgage insurance. Therefore, if our direct risk-in-force increases through increases in new insurance written, or if our mix of business changes to include loans with higher loan-to-value ratios or lower FICO scores, for example, or if we insure a higher percentage of loans under lender-paid mortgage insurance policies, all other things equal, we will be required to hold more Available Assets in order to maintain GSE eligibility.
The minimum capital required by the risk-based capital framework contained in the exposure draft released by the NAIC in May 2016 would be, in part, a function of certain loan and economic factors, including property location, loan-to-value ratio and credit score; general underwriting quality in the market at the time of loan origination; the age of the loan; and the premium rate we charge. Depending on the provisions of the capital requirements when they are released in final form and become effective, our mix of business may affect the minimum capital we are required to hold under the new framework.
Beginning in 2014, we have increased the percentage of our business from lender-paid single premium policies. Depending on the actual life of a single premium policy and its premium rate relative to that of a monthly premium policy, a single premium policy may generate more or less premium than a monthly premium policy over its life.
We have in place quota share reinsurance transactions with a group of unaffiliated reinsurers that cover most of our insurance written from 2013 through 2017, and a portion of our insurance written prior to 2013. Although the transactions reduce our premiums, they have a lesser impact on our overall results, as losses ceded under the transactions reduce our losses incurred and the ceding commissions we receive reduce our underwriting expenses. The net cost of reinsurance, with respect to a covered loan, is 6% (but can be lower if losses are materially higher than we expect). This cost is derived by dividing the reduction in our pre-tax net income from such loan with reinsurance by our direct (that is, without reinsurance) premiums from such loan. Although the net cost of the reinsurance is generally constant at 6%, the effect of the reinsurance on the various components of pre-tax income will vary from period to period, depending on the level of ceded losses.
In addition to the effect of reinsurance on our premiums, we expect a modest decline in our premium yield resulting from the premium rates themselves: the books we wrote before 2009, which have a higher average premium rate than subsequent books, are expected to continue to decline as a percentage of the insurance in force; and the average premium rate on these books is also expected to decline as the premium rates reset to lower levels at the time the loans reach the ten-year anniversary of their initial coverage date. However, for loans that have utilized HARP, the initial ten-year period was reset to begin as of the date of the HARP transaction. As of June 30, 2017, approximately 3% and 1% of our total primary insurance in force was written in 2007 and 2008, respectively, has not been refinanced under HARP and is subject to a reset after ten years.
The circumstances in which we are entitled to rescind coverage have narrowed for insurance we have written in recent years. During the second quarter of 2012, we began writing a portion of our new insurance under an endorsement to our then existing master policy (the “Gold Cert Endorsement”), which limited our ability to rescind coverage compared to that master policy. To comply with requirements of the GSEs, we introduced our current master policy in 2014. Our rescission rights under our current master policy are comparable to those under our previous master policy, as modified by the Gold Cert Endorsement, but may be further narrowed if the GSEs permit modifications to them. Our current master policy is filed as Exhibit 99.19 to our quarterly report on Form 10-Q for the quarter ended September 30, 2014 (filed with the SEC on November 7, 2014). All of our primary new insurance on loans with mortgage insurance application dates on or after October 1, 2014, was written under our current master policy. As of June 30, 2017, approximately 68% of our flow, primary insurance in force was written under our Gold Cert Endorsement or our current master policy.
From time to time, in response to market conditions, we change the types of loans that we insure and the requirements under which we insure them. We also change our underwriting guidelines, in part through aligning some of them with Fannie Mae and Freddie Mac for loans that receive and are processed in accordance with certain approval recommendations from a GSE automated underwriting system. As a result of changes to our underwriting guidelines and requirements (including those related to debt to income levels, credit scores, and the manner in which income levels and property values are determined) and other factors, our business written beginning in the second half of 2013 is expected to have a somewhat higher claim incidence than business written in 2009 through the first half of 2013. However, we believe this business presents an acceptable level of risk. Our underwriting requirements are available on our website at http://www.mgic.com/underwriting/index.html. We monitor the competitive landscape and will make adjustments to our pricing and underwriting guidelines as warranted. We also make exceptions to our underwriting requirements on a loan-by-loan basis and for certain customer programs. Together, the number of loans for which exceptions were made, which in total are expected to have a somewhat higher claim incidence than loans that meet our guidelines, accounted for fewer than 2% of the loans we insured in each of 2016 and the first half of 2017.

Even when housing values are stable or rising, mortgages with certain characteristics have higher probabilities of claims. These characteristics include loans with higher loan-to-value ratios, lower FICO scores, limited underwriting, including limited borrower documentation, or higher total debt-to-income ratios, as well as loans having combinations of higher risk factors. As of June 30, 2017, approximately 14.0% of our primary risk in force consisted of loans with loan-to-value ratios greater than 95%, 3.4% had FICO scores below 620, and 3.3% had limited underwriting, including limited borrower documentation, each attribute as determined at the time of loan origination. A material number of these loans were originated in 2005 - 2007 or the first half of 2008. For information about our classification of loans by FICO score and documentation, see footnotes (6) and (7) to the Characteristics of Primary Risk in Force table under “Business - Our Products and Services” in Item 1 of our Annual Report on Form 10-K filed with the SEC on February 21, 2017.
As of June 30, 2017, approximately 2% of our primary risk in force consisted of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing (“ARMs”). We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing. If interest rates should rise between the time of origination of such loans and when their interest rates may be reset, claims on ARMs and adjustable rate mortgages whose interest rates may only be adjusted after five years would be substantially higher than for fixed rate loans. In addition, we have insured “interest-only” loans, which may also be ARMs, and loans with negative amortization features, such as pay option ARMs. We believe claim rates on these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.
If state or federal regulations or statutes are changed in ways that ease mortgage lending standards and/or requirements, or if lenders seek ways to replace business in times of lower mortgage originations, it is possible that more mortgage loans could be originated with higher risk characteristics than are currently being originated such as loans with lower FICO scores and higher debt to income ratios. Lenders could pressure mortgage insurers to insure such loans. Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses even under our current underwriting requirements. We do, however, believe that our insurance written beginning in the second half of 2008 will generate underwriting profits.
The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.
We set premiums at the time a policy is issued based on our expectations regarding likely performance of the insured risks over the long-term. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase our premiums. Generally, we cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition. Our premium rates are also based in part on the amount of capital we are required to hold against the insured risk. If the amount of capital we are required to hold increases from the amount we were required to hold when a policy was written, we cannot adjust premiums to compensate for this and our returns may be lower than we assumed.
The losses we have incurred on our 2005-2008 books have exceeded our premiums from those books. Our current expectation is that the incurred losses from those books, although declining, will continue to generate a material portion of our total incurred losses for a number of years. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices.
We are susceptible to disruptions in the servicing of mortgage loans that we insure.
We depend on reliable, consistent third-party servicing of the loans that we insure. Over the last several years, the mortgage loan servicing industry has experienced consolidation and an increase in the number of specialty servicers servicing delinquent loans. The resulting change in the composition of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. Further changes in the servicing industry resulting in the transfer of servicing could cause a disruption in the servicing of delinquent loans which could reduce servicers’ ability to undertake mitigation efforts that could help limit our losses. Future housing market conditions could lead to additional increases in delinquencies and transfers of servicing.
Changes in interest rates, house prices or mortgage insurance cancellation requirements may change the length of time that our policies remain in force.
The premium from a single premium policy is collected upfront and generally earned over the estimated life of the policy. In contrast, premiums from a monthly premium policy are received and earned each month over the life of the policy. In each year, most of our premiums earned are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is generally measured by persistency (the percentage of our insurance remaining in force from one year prior), is a significant determinant of our revenues. Future premiums on our monthly premium policies in force represent a material portion of our claims paying resources and a low persistency rate will reduce those future premiums. In contrast, a higher than expected persistency rate will decrease the profitability from single premium policies because they will remain in force longer than was estimated when the policies were written.
The monthly premium policies for the substantial majority of loans we insured provides that, for the first ten years of the policy, the premium is determined by the product of the premium rate and the initial loan balance; thereafter, a lower premium rate is applied to the initial loan balance. The initial ten-year period is reset when the loan is refinanced under HARP. The premiums on many of the policies in our 2006 book that were not refinanced under HARP reset in 2016. As of June 30, 2017, approximately 3% and 1% of our total primary insurance in force was written in 2007 and 2008, respectively, has not been refinanced under HARP, and is subject to a rate reset after ten years.
Our persistency rate was 77.8% at June 30, 2017, 76.9% at December 31, 2016 and 79.7% at December 31, 2015. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003.
Our persistency rate is primarily affected by the level of current mortgage interest rates compared to the mortgage coupon rates on our insurance in force, which affects the vulnerability of the insurance in force to refinancing. Our persistency rate is also affected by the mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force.
Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.
As noted above under our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility,” although we are currently in compliance with the requirements of the PMIERs, there can be no assurance that we would not seek to issue non-dilutive debt capital or to raise additional equity capital to manage our capital position under the PMIERs or for other purposes. Any future issuance of equity securities may dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.
At June 30, 2017, we had outstanding $390 million principal amount of 9% Convertible Junior Subordinated Debentures due in 2063 ("9% Debentures") (of which approximately $133 million was purchased by and is held by MGIC, and is eliminated on the consolidated balance sheet). The principal amount of the 9% Debentures is currently convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. We have the right, and may elect, to defer interest payable under the debentures in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also convertible into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures. We may elect to pay cash for some or all of the shares issuable upon a conversion of the debentures.
For a discussion of the dilutive effects of our convertible securities on our earnings per share, see Note 6 – “Earnings Per Share” to our consolidated financial statements in our Quarterly Report on Form 10-Q filed with the SEC on May 5, 2017. We currently have no plans to repurchase common stock but regularly consider appropriate uses for resources of our holding company. In addition, we have in the past, and may in the future , purchase our debt securities.
Our holding company debt obligations materially exceed our holding company cash and investments.
At June 30, 2017, we had approximately $149 million in cash and investments at our holding company and our holding company’s debt obligations were $815 million in aggregate principal amount, consisting of $425 million of 5.75% Senior Notes due in 2023 ("5.75% Notes") and $390 million of 9% Debentures (of which approximately $133 million was purchased by and is held by MGIC, and is eliminated on the consolidated balance sheet). Annual debt service on the 5.75% Notes and 9% Debentures outstanding as of June 30, 2017, is approximately $60 million (of which approximately $12 million will be paid to MGIC and will be eliminated on the consolidated statement of operations).
The 5.75% Senior Notes and 9% Debentures are obligations of our holding company, MGIC Investment Corporation, and not of its subsidiaries. The payment of dividends from our insurance subsidiaries which, other than investment income and raising capital in the public markets, is the principal source of our holding company cash inflow, is restricted by insurance regulation. MGIC is the principal source of dividend-paying capacity. In 2016, MGIC paid a total of $64 million in dividends to our holding company, its first dividends since 2008, and it paid dividends of $50 million to our holding company in the first half of 2017. We expect MGIC to continue to pay quarterly dividends. We ask the OCI not to object before MGIC pays dividends. If any additional capital contributions to our subsidiaries were required, such contributions would decrease our holding company cash and investments. As described in our Current Report on Form 8-K filed on February 11, 2016, MGIC borrowed $155 million from the Federal Home Loan Bank of Chicago. This is an obligation of MGIC and not of our holding company.
We could be adversely affected if personal information on consumers that we maintain is improperly disclosed and our information technology systems may become outdated and we may not be able to make timely modifications to support our products and services.
We rely on the efficient and uninterrupted operation of complex information technology systems. All information technology systems are potentially vulnerable to damage or interruption from a variety of sources, including through the actions of third parties. Due to our reliance on our information technology systems, their damage or interruption could severely disrupt our operations, which could have a material adverse effect on our business, business prospects and results of operations. As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.
In addition, we are in the process of upgrading certain of our information systems that have been in place for a number of years. The implementation of these technological improvements is complex, expensive and time consuming. If we fail to timely and successfully implement the new technology systems, or if the systems do not operate as expected, it could have an adverse impact on our business, business prospects and results of operations.